Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526

News Release

November 26, 2007	FOR IMMEDIATE RELEASE
ADM EXECUTIVE VICE PRESIDENT BILL CAMP TO RETIRE
     Archer Daniels Midland Company (NYSE: ADM) announced that William (Bill) Camp, executive vice president, has elected to retire by year end.
     In August 2007, Camp took on a special assignment to advance the Company’s business strategy for Asian investments and operations. That strategy work now transitions to the Company’s strategic planning group, under the direction of Steve Mills, senior vice president, Strategic Planning. John Rice, executive vice president, Commercial and Production, will replace Bill Camp as director, Wilmar International, Ltd.
     “Bill has served as a valued member of the ADM leadership team for more than 20 years,” said ADM Chairman and CEO Patricia Woertz. “During that time, his extensive business knowledge and sound judgment have significantly contributed to our leadership in agricultural processing and BioEnergy.”
     Bill Camp joined ADM in 1985. During his tenure, he managed the Company’s rail, trucking and barge operations, South American division, North American Oilseed Processing division, and the Global Oilseeds, Cocoa and Wheat Milling operations. He also served on the boards of directors for several ADM affiliates. He was named senior vice president, Global Oilseeds, Cocoa and Milling in 2002. In 2005, he was named executive vice president with responsibility for ADM’s global manufacturing, grain handling and transportation operations. He also served on ADM’s Strategic Planning Committee since its inception in 2006.
     Camp received a Bachelor’s degree from the University of Illinois at Urbana-Champaign. Prior to joining ADM, he also held manufacturing management positions at A.E. Staley Manufacturing Company.
     Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 27,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2007 of $44 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com/.
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Contact:
David Weintraub
Director, External Communications
217/424-5413